PRESS RELEASE


FOR IMMEDIATE RELEASE
CONTACT:  FRANK NEWTON/RHONDA GRADY
                 870-698-2300


                      DENTAL COMPANY HOLDS SPECIAL MEETING

      Batesville, AR, September 21, 1999 (AMEX--PRO). Professional Dental Technologies, Inc., today held a special meeting to put to the vote of its shareholders of record of August 2, 1999, a proposed amendment to the Company's Certificate of Incorporation that would reduce the number of authorized shares of Common Stock of the Company to 3,000 shares and increase the par value of each share to $100 by affecting a reverse split of the Company's Common Stock, par value $.01. The Board of Directors proposed a reverse split of the Common Stock in the ratio of 10,000 shares of "Old (pre-split) Common Stock" to 1 share of "New (post-split) Common Stock"; the par value of the New Common Stock would be adjusted to $100 per share. Any fractional shares of Common Stock resulting from the reverse stock split would be purchased from the holders thereof at the rate of $6,500 per whole share of New Common Stock.

      The vote was overwhelmingly favorable with 98% of the votes cast being "for" the adoption of the proposed amendment.

      As a result of the transaction, the Company anticipates that the number of record shareholders will be reduced from approximately 950 to less than 50, thereby terminating the Company's obligation to file periodic reports with the Securities and Exchange Commission. The Company intends to terminate the registration of the New Common Stock with the SEC immediately. The stock will also be de-listed by the American Stock Exchange, and trading will be suspended upon the effective date of the amendment, on or about September 22, 1999.

      Professional Dental Technologies, Inc., is principally engaged in the business of designing, manufacturing, and selling products to dental professionals, which are used for the diagnosis, treatment, and prevention of periodontal and other dental diseases.


                                       END